UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2012

FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (276) 326-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On April 23, 2012, the Company held a public conference call to discuss its financial results for the quarter ended March 31, 2012. The conference call was previously announced in the earnings release dated April 23, 2012. The following are the prepared remarks.

John M. Mendez – President and Chief Executive Officer –

I would like to start the call this morning with a few highlights of what we feel is very strong quarterly performance.

We reported net income for the quarter of $6 million and diluted earnings per share of $0.31. This is our best core quarterly performance since 2007 and is driven by reductions in credit provisions and strong efficiency in operations. We are very pleased with this very strong start on the 2012 year. Return on average assets reached 1.06% and when measured on a core basis it climbs to 1.15% after excluding intangible amortization and merger-related expenses.

This is the first quarter that we feel we can point to as normalized earnings in this rate environment. Credit provisions are at normalized levels at 26 basis points on average loans, there were no investment impairments for the quarter and the balance sheet was invested near capacity with overnight funds averaging just $42.5 million for the quarter.

Further, we have opportunities for continued profit improvement which are tied to:

1. Expanded leverage

2. Growth in loans

3. Yield enhancement in the loan and investment books, and

4. Containment of OREO costs and losses

In the area of expanded leverage, we are pleased to announce the Peoples acquisition in Richmond. This will enhance leverage a bit, but more importantly, it adds a strong customer base to our Richmond market, gives us greater scale and efficiency in that market, and complements our business and commercial team for greater production in that market.

Consolidated loan growth remains muted. We are being very patient in that area and looking for the best opportunities in a slow growth and very competitive environment. Actually, we are seeing growth today in the Richmond market which has experienced significant year-over-year growth and we believe this could accelerate throughout the year, particularly as we move through the addition of the Peoples lending team. Likewise, in our Bluefield, Beckley and Nicholas County, West Virginia, markets and our East Tennessee market, we are also experiencing year-over-year growth. The only real drag on loan growth has been in our North Carolina market. That combined with several large payoffs has left us on par with the preceding year.

OREO costs will scale down after we are able to work through several remaining large non-accrual resolutions. OREO balances, as you can see, are down for the quarter; however, we will migrate non-accruals through that line over the next several quarters.

All-in all, asset quality remains very good at 1.41%. Our allowance for loan losses is at a level which is supporting lower provisions as indicated by the 26 basis points for the quarter.

Again, we are pleased with the Peoples Bank announcement in Richmond and we continue to look at emerging opportunities to leverage our existing capital as well as our capital build, through good whole bank and FDIC assisted opportunities.

David D. Brown, Chief Financial Officer –

Thank you, John. Good morning everyone. This morning, we reported common net income for the first quarter of 2012 of $6.0 million, or $0.31 per diluted share. Core earnings for the quarter came in strong at $6.2 million. Core ROA and ROE for the quarter were 1.15% and 8.57%, respectively.

We followed fourth quarter’s strong net interest margin with 3.91% for the first quarter. We experienced some slippage in asset yields, but we also carried a little more cash than we did last quarter. The first quarter again showed a meaningful decrease in funding costs. The time deposit portfolio shrank by $12.5 million on average while the yield dropped another 9 basis points. The yield on all interest-bearing funds was 1.18% for the quarter, a decline of 3 basis points from fourth quarter.

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We made a $922 thousand provision for loan losses during the first quarter. Other real estate costs and net losses amounted to $821 thousand, bringing total credit costs for the quarter to $1.7 million.

Wealth revenues increased $76 thousand, or 9%, on a linked-quarter basis on better trust and advisory revenues. Linked-quarter, deposit account service charges declined $437 thousand, or 13%, but were roughly even with last year. First quarter is traditionally a slower quarter for deposit charges. Other service charges and fees were up $156 thousand, or 11%, on better interchange and annual safe deposit box sales. Insurance revenues were up linked quarter because of contingent commission and profit sharing receipts. Contingencies were down $148 thousand, or a third, from last year, but the real good news is that those declines are beginning to be offset by organic growth. Compared to the fourth quarter, premium commission revenue increased by $104 thousand, or 9%. Most categories within other operating income were down from last quarter, but compared to last year the line item was up almost 9%.

In the area of non-interest expense, our first quarter efficiency ratio was 57.2%. Total salaries and benefits were $8.2 million, which is a positive variance to my earlier expectations. I believe our former guidance pointed towards $9.0 million for the first quarter, but we were able to keep down salaries and wages and had a great quarter for health insurance costs. Average total FTE’s for March 2012 were 620 compared to 629 for December 2011 and 633 for September 2011. Looking towards the remainder of 2012, I am currently expecting to see total salaries and benefits in the range of $33.5 million for the full year as we are seeing opportunities to strategically add strong human resource in various areas of the company. That $33.5 million is the base First Community and not pro forma for Peoples.

REO expenses and net losses amounted to $821 thousand for the quarter, which is up a little from fourth quarter. Most of the other items in non-interest expense were in line with last quarter with the exception of some merger-related expenses incurred in connection with the Peoples deal.

At the end of the period, total assets increased $37 million. We experienced some decline in period end loans of nearly $10 million; however, average loans were up nearly $2 million compared to last quarter. The CD portfolio declined $12 million between March 31st and December 31st and $13 million on average.

At March 31, 2012, tangible book value per share was $11.64, an increase of 19 cents from December 31, 2011. The Company and the Bank continue to be very well-capitalized with Bank leverage ratio approximately 10.1%. We did not repurchase any shares during the first quarter.

Gary R. Mills, Chief Credit Officer –

I am pleased to comment on what I consider to be a pretty good quarter from a credit perspective. Net charge-offs were $1.33 million for the quarter, or 0.38% annualized; which compares favorably to 0.75% recorded in the fourth quarter of 2011, and the 0.46% recorded in the first quarter of 2011. This continues a general trend of declining net charge-offs. Consequently, the provision for the 1st quarter was $922 thousand, or approximately 69% of net charge-offs. The allowance for loan losses measured $25.80 million, or 1.86% of total loans; which is comparable to the 2011 year-end balance of $26.20 million, or 1.88%, as well as the March 31, 2011 balance of $26.48 million, or 1.93%.

Total delinquency of 2.69% was relatively flat as compared to year-end total delinquency of 2.62%. Both categories of delinquency, loans 30-89 days past due and non-accrual loans, remained flat. I continue to be encouraged by the level of loans in the 30-89 day bucket as this marks the fifth consecutive quarter they have been below 1.0%.

OREO measured $3.83 million at quarter-end, representing a $2.09 million decline from the year-end balance of $5.91 million and a $1.82 million decline from the first quarter of 2011 balance of $5.64 million. While other operating expenses associated with OREO were approximately $821 thousand, they were in line with our expectations for the first quarter; with the level of OREO representing a positive variance to our expectations.

The total loan portfolio measured $1.387 billion at quarter-end as compared to $1.40 billion at year-end and $1.38 billion as of first quarter 2011, respectively. We continue to see a good demand in the owner-occupied 1-4 family segment, driven primarily by re-finance activity. This continues a trend experienced most of last year. Small business application activity also continues to remain brisk. The bank continues to experience some large loan pay-offs within the commercial portfolio. In a previous call we forecasted loan growth in the low single digits, and I believe this is still a realistic expectation for 2012.

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In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 9.01 Financial Statements and Exhibits

(d)	The following exhibit is included with this report:

Exhibit No.	Exhibit Description

99.1	Earnings press release dated April 23, 2012

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include:  changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date:	April 23, 2012	By:	/s/ David D. Brown

David D. Brown
Chief Financial Officer

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